EXHIBIT 99.1

Natus Medical Announces 2016 Annual and First Quarter Financial Guidance

  Updates Fourth Quarter 2015 Revenue
  Announces Fourth Quarter 2015 Financial Results Conference Call Date

PLEASANTON, Calif., Jan. 11, 2016 (GLOBE NEWSWIRE) --Natus Medical Incorporated(NASDAQ:BABY) today announced its financial guidance for the first quarter and full year 2016.

For the full year 2016, the Company expects to report revenue of $445 million to $450 million and non-GAAP earnings per share of $1.84 to $1.88. For the first quarter of 2016, the Company expects to report revenue of $96.5 million to $97.5 million and non-GAAP earnings per share of $0.34 to $0.35, an increase of 10% to 13% over the first quarter of 2015 non-GAAP earnings per share of $0.31.

The Company expects to report revenue of approximately $100.0 million for the fourth quarter of 2015, compared to prior guidance of $102.0 million to $105.0 million and full year 2015 revenue of $375.9 million compared to prior guidance of $378.0 million to $381.0 million.  The guidance provided by the Company in October for the fourth quarter of 2015 included expected revenue of approximately $4 million under the new Venezuelan Ministry of Health contract. The Company was not able to ship product on the anticipated schedule because the prepayment under the contract was delayed.  The Company believes the delay was most likely due to a combination of important national elections that occurred in Argentina in November and Venezuela in December, Argentina’s currency devaluation in December as well as national Christmas holidays.  The Company now expects to receive prepayment and begin shipments in the first quarter of 2016.  The first quarter 2016 guidance includes $5 million of revenue from Venezuela and $60 million of revenue for the full year guidance.

During the fourth quarter of 2015, the Company contracted 17 new Peloton Hearing Screening Hospitals.

The Company will release its 2015 fourth quarter financial results before the market opens on Wednesday, January 27, 2016.

The Company’s non-GAAP earnings per share guidance excludes charges for amortization expense associated with intangible assets from prior acquisitions, which the Company expects to be approximately $9.8 million and $3.1 million for the full year and first quarter 2016, respectively, and which the Company expects will reduce GAAP earnings per share by approximately $0.25 and $0.07 for the respective periods.

The Company’s non-GAAP guidance includes the impact of expensing employee equity compensation. All earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Guidance

This release contains financial guidance that excludes amortization of acquisition related intangible assets, and restructuring and acquisition-related charges from completed and announced acquisitions. The Company’s non-GAAP earnings per share guidance excludes charges for amortization expense of intangible assets associated with prior acquisitions. The Company believes that the presentation of financial guidance excluding these charges provides meaningful information to both management and investors that is indicative of the Company's core operating results.

About Natus Medical

Natus is a leading provider of healthcare products and services used in the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders.

Forward Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding the anticipated revenue of the fourth quarter of 2015 and the revenue and non-GAAP earnings per share for the first quarter and full year 2016 and the impact of amortization expense associated with acquisition-related intangible assets. These statements relate to current estimates and assumptions of our management as of the date of this press release and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions, including foreign exchange rate changes, on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, shipments and revenue associated with our Medix’ subsidiary’s contract with the Venezuela Ministry of Health and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus' annual report on Form 10-K for the year ended December 31, 2014, and its subsequent quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

Additional information about Natus Medical can be found at www.natus.com.

COMPANY CONTACT:
Natus Medical Incorporated
Jonathan A. Kennedy
Sr. Vice President Finance and Chief Financial Officer
(925) 223-6700
InvestorRelations@Natus.com